Exhibit 16.1

June 23, 2021

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read ATI Physical Therapy, Inc. statements (formerly known as Fortress Value Acquisition Corp. II) included under Item 4.01 of its Form 8-K dated June 23, 2021. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on June 17, 2021. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York